Exhibit 99.1

FOR IMMEDIATE RELEASE

Immunicon Corporation Announces Sale of

$19.7 Million of Common Stock

Huntingdon Valley, PA, June 29, 2005— Immunicon Corporation. (NASDAQ: IMMC) today announced that the Company will receive gross proceeds of $19.7 million from the sale of 4,137,902 shares of its common stock, pursuant to Immunicon’s effective shelf registration statement filed in May 2005. The shares are being sold to certain institutional investors at $4.75 per share. Legg Mason Wood Walker, Incorporated served as lead placement agent for the offering, with First Albany Capital, Inc. serving as co-placement agent. The sale is expected to close later today.

“We plan to use these proceeds to further the development and commercialization of our cancer diagnostic products as well as for selective development of new products outside of the field of cancer,” said Immunicon Chairman and Chief Executive Officer Edward L. Erickson.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. The Company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases.

The information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management’s current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company’s forward-looking statements. These factors include, but are not limited to, risks associated with: the Company’s dependence on Veridex, LLC, a Johnson & Johnson company; in the field of cancer cell analysis, the Company’s capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company’s product candidates; the Company’s ability to use licensed products and to obtain new licenses from third parties; the Company’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company’s customers for the Company’s products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company’s agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company’s products; effectiveness of the Company’s products compared to competitors’ products; protection of the Company’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company’s industry. These factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. ALL RIGHTS RESERVED.

Contact Information: James G. Murphy SVP of Finance & Administration, CFO 215-830-0777 ext. 121 jmurphy@immunicon.com	Investors/Media: The Ruth Group Jason Rando (media) 646-536-7025, jrando@theruthgroup.com John Quirk (investors) 646-536-7029, jquirk@theruthgroup.com

3401 Masons Mill Road, Suite 100

Huntingdon Valley, Pennsylvania 19006

phone	215.830.0777
fax	215.830.0751
web	www.immunicon.com